Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of June 28, 2010, by VCA Antech, Inc., a Delaware corporation (the “Company”), and Neil Tauber, an individual (“Consultant”).

RECITALS

WHEREAS, Consultant is currently employed as Senior Vice President of Development of the Company;

WHEREAS, Consultant has been an officer of the Company since its initial formation, and the Company is highly dependent upon Consultant’s expertise and continued services;

WHEREAS, the Company desires to plan for the orderly transition of the duties and responsibilities of Consultant following such time as Consultant is no longer Senior Vice President of Development of the Company and to protect certain valuable confidential and trade secret information obtained by Consultant during the course of his employment; and

WHEREAS, the Company and Consultant desire that Consultant provide certain consulting services set forth under the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the parties hereto agree as follows:

1.	Consulting Services.

Following the effectiveness of Consultant’s resignation as Chief Financial Officer, Vice President and Secretary of the Company on or after January 1, 2013 other than for Good Reason, following a Change in Control or resulting from Consultant’s Disability (a “Qualifying Voluntary Termination”), he will continue to provide business consulting and advice to the Company as described herein.

2.	Capacity and Duties.

2.1.      Consultant will continue to be an employee of the Company during the term of this Agreement.

2.2.      Subject to the limitations set forth in this Section 2, Consultant will, upon the request or direction of the Company’s Chief Executive Officer, provide business consulting services and advice with respect to the operation of the Company’s animal hospital and veterinary laboratory businesses (the “Services”). The scope of Consultant’s Services will include, but is not necessarily limited to, transition services; consulting with the Company on the development and implementation of the Company’s business strategy; internal and public appearances to support the Company’s communications strategies with shareholders, veterinarians and other professional staff, employees, customers and industry partners; and providing other business consulting services and advice from time to time with respect to the operation of the Company’s animal hospital and veterinary laboratory businesses as reasonably requested by the Chief Executive Officer of the Company.

2.3.      Consultant will be available to provide the Services during normal business hours for up to a maximum of 16 hours per week, for a maximum of 40 weeks per year, during the first full year of the Term (the “Service Commitment”). The Service Commitment will be a maximum of 12 hours per week and 40 weeks per year during the second year of the Term. The Service Commitment will be a maximum of 12 hours per week and 30 weeks per year during the third year of the Term. Consultant will provide the Services at a location mutually agreeable to Consultant and the Chief Executive Officer.

2.4.      The provision of Services in accordance with the Service Commitment is not intended to constitute a Separation from Service under Section 1.409A-1(h)(1) of the Treasury Regulations and the provisions of the Supplemental Executive Retirement Program entered into by the Company and Consultant.

2.5.      The terms of this Section 2 will not prevent Consultant from investing or otherwise managing his assets in such form or manner as he chooses and spending such time, whether or not during business hours, as he deems necessary to manage his investments, or from engaging in such other activities that do not conflict with the Company so long as he is able to fulfill his duties hereunder.

3.	Term.

The term of this Agreement (the “Term”) will commence on the date of a Qualifying Voluntary Termination (the “Effective Date”) and will continue until the third anniversary thereof. Notwithstanding the foregoing, this Agreement is contingent on Consultant providing the Company, not less than six months before the Effective Date, with written notice of his intent to terminate his position as Chief Financial Officer, Vice President and Secretary of the Company and to commence performance of the Services under this Agreement.

4.	Compensation.

4.1.      Consulting Compensation. As consideration for rendering the Services, the Company will pay to Consultant compensation (“Consulting Compensation”) as follows.

(a)       During each year of the Term, unless the Agreement is earlier terminated pursuant to Section 7, the Company will pay to Consultant annual compensation equal to the fixed percentage of Consultant’s Final Compensation that corresponds to such year in the following table:

First Year:	100% of Final Compensation
Second Year:	50% of Final Compensation
Third Year:	35% of Final Compensation

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(b)       For purposes of this Agreement, “Final Compensation” means the higher of:

(i)        Consultant’s annual Base Salary immediately before the Effective Date (before adjustments for elective deferrals or contributions to Company-sponsored employee benefit plans), plus the highest bonus earned by Executive with respect to services rendered during the four preceding full calendar years immediately before the Effective Date, or

(ii)       The average of Consultant’s annual Base Salary plus any bonus earned (before adjustments for elective deferrals or contributions to Company-sponsored employee benefit plans) with respect to services rendered during the two highest compensation years for the five-year period ending on the December 31st immediately preceding the Effective Date.

“Final Compensation” does not include the grant or exercise of stock options and other equity-based compensation, benefits, perquisites, or any other non-cash compensation.

(c)       The Consulting Compensation will be paid in substantially equal periodic installments over the Term, in accordance with the Company’s payroll practices for senior executives, as consideration for his performance of the Services under this Agreement.

4.2.	Benefits.
(a)	Insurance.

(i)        During the Term of this Agreement Consultant will be an employee of the Company, and accordingly will be entitled to participate in all operative benefit and welfare plans of the Company then in effect, including medical, group life, disability benefits and other insurance plans and benefits, all on the same basis generally applicable to the employees and executive officers of the Company; provided, however, that the Company will provide to Consultant and family medical benefits (including Executive Edge Medical Reimbursement Insurance or a substantially similar policy) at least as favorable as the level, type and basis of medical coverage provided to Consultant and as in effect immediately before the Effective Date.

(ii)       Notwithstanding the foregoing, but subject to the proviso in paragraph (i), nothing contained in this Section 4.2(a) will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, or discontinuing any employee benefit plan at any time. The Company agrees to take such steps as may be required to provide such coverage to Consultant without regard to the terms or provisions of any Company “plan” that require

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“full-time” or minimum periods of employment in excess of the employment contemplated by this Agreement. However, Company will not be under any obligation to amend or provide benefits pursuant to the terms of any Company plan to the extent that to do so would violate the terms of applicable law or result in prohibited discrimination in favor of Consultant. In such case, the Company will provide alternative benefits coverage that is substantially similar to the level of coverage provided under the terms of such Company plan or plans or as otherwise required under paragraph (i). Upon Consultant’s eligibility for Medicare (or a similar program), Consultant will have the option, but not the obligation, to enroll in Medicare (or such similar program). If Consultant or any eligible family member elects to enroll in Medicare (or a similar program), then the Company’s obligation hereunder to such enrolled person will be limited thereafter to providing Medicare supplementary coverage, Lloyds policy and Executive Edge Medical Reimbursement Insurance or substantially similar policies at least as favorable as the level, type and basis of medical benefits coverage provided to Consultant and as in effect immediately before the Effective Date, except to the extent that applicable law requires Medicare coverage to be secondary to the Company provided coverage.

(iii)      If the Company is unable to provide the medical benefits coverage described in Section 4.2(a)(i) through the Company-sponsored medical plans (including Executive Edge Medical Reimbursement Insurance or a substantially similar policy); then the Company shall secure similar individual health insurance policies providing comparable benefits for Consultant and his family. If the Company fails to secure such similar health insurance policies, then Consultant will be entitled to obtain similar individual health insurance policies providing comparable benefits for Consultant and his family, and the Company shall reimburse Consultant for the cost of such policies upon Consultant’s submission of proof of his prior payment of the premiums for such policies.

(b)       Automobile and Entertainment Expenses. During the Term the Company will reimburse Consultant for automobile expenses (costs of leasing, insurance, repair, maintenance and operation of such automobile), up to a maximum of $25,000 per annum, and the cost of entertainment provided by Consultant, in Consultant’s discretion, to the Company’s customers, vendors, employees and strategic partners.

4.3.      Reimbursement. Consultant will be entitled to reimbursement from the Company for the reasonable expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. Reimbursement will be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.

4.4.      Vesting of Equity Awards. Notwithstanding the provisions of any other agreement to the contrary, upon the scheduled expiration of the Term of this Agreement, all

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options to purchase Common Stock of the Company that have been granted to Consultant by the Company will become immediately exercisable and all other equity awards that have been awarded to Consultant, including restricted awards, will become fully vested and no longer subject to restrictions on transfer (except for performance-based awards, which shall vest only upon satisfaction of the applicable performance goals) and, notwithstanding any other agreement to the contrary, will remain exercisable for the full term of each such option or award.

4.5.      Reimbursements and Provision of In-Kind Benefits. To the extent that this Agreement requires the Company to provide reimbursements of expenses or in-kind benefits following Consultant’s “Separation from Service” (as defined in Treas. Reg. § 1.409A-1(h)(1)) that are deemed to constitute taxable compensation to Consultant, the amount of any such expenses eligible for reimbursement, or in-kind benefits provided, during one calendar year will not affect the amount of such eligible expenses or in-kind benefits to be provided in any other calendar year, and Consultant’s right to such reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. The reimbursement of such eligible expenses will be paid or reimbursed reasonably promptly, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred.

4.6.	Additional Section 409A Considerations.

(a)       The payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code. In the event any such payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of such amounts is intended to comply with Section 409A of the Code. To the extent applicable, this Agreement will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Consultant otherwise would be entitled to under this Agreement without the written consent of Consultant.

(b)       This Agreement will be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code and Consultant is not permitted, directly or indirectly, to designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” as defined in Treas. Reg. § 1.409A-1(b)(4) will be treated as a short-term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short-term deferral requirement will, to the

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maximum extent possible, be deemed to satisfy the exception under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and will not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4), or within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will be treated as a separate payment. Payment dates provided for in this Agreement will be deemed to incorporate “grace periods” provided by Treas. Reg. § 1.409A-3(d).

(c)       In addition, notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Sections 0 or 7 hereof, will be paid to Consultant during the 6-month period following Consultant’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Consultant’s death), the Company will pay Consultant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Consultant during such period.

5.	Trade Secrets.

Consultant will not at any time during the Term or thereafter, in any fashion, form, or manner, unless specifically consented to in writing by the Company, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (“Trade Secrets”), except in the ordinary course of the Company’s business. All equipment, notebooks, documents, memoranda, report, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of the Company, which Consultant will prepare, use, construct, observe, possess or control, will be and remain the Company’s sole property. Consultant’s obligation under the preceding sentence will continue in effect after the end of Consultant’s employment with the Company and the obligations will be binding on Consultant’s assigns, heirs, executors, administrators, and other legal representatives.

6.	Return of Corporate Property and Trade Secrets.

Upon termination of this Agreement for any reason, Consultant, or his estate in the event of his death, will turn over to the Company all correspondence, property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates or comprising or relating to the Trade Secrets.

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7.	Termination of Employment.
7.1.	Termination in Case of Death.

(a)       This Agreement and Consultant’s employment hereunder will terminate immediately upon the death of Consultant.

(b)       Upon termination of Consultant’s employment pursuant to this Section 7.1, the Company will pay to Consultant’s designated beneficiary or, if none, his estate, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid Consulting Compensation payable to Consultant by the Company with respect to that portion of the Term through the Termination Date (the “Accrued Compensation”) plus the amount Consultant would have earned as Consulting Compensation during the remaining scheduled Term (determined without regard to the termination of this Agreement under this Section 7.1). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, all options to purchase Common Stock of the Company that have been granted to Consultant by the Company and that would have vested during the 24 months following the Termination Date will become immediately exercisable on the Termination Date and all other equity awards that have been awarded to Consultant, including restricted awards, that would have vested during the 24 months following the Termination Date will become fully vested on the Termination Date and no longer subject to restrictions on transfer (except for performance-based awards, which shall vest only upon satisfaction of the applicable performance goals) and, notwithstanding any other agreement to the contrary, will remain exercisable for the full term of each such option or award.

7.2.	Termination in Case of Disability.

(a)       If Consultant suffers a physical or mental disability that results in Consultant being unable to perform his duties hereunder for a 16-consecutive-week period, then the Board of Directors of the Company shall select a qualified physician to examine Consultant and review his physical and mental capacity. If such physician determines in good faith that such physical or mental disability renders Consultant incapable of performing his duties hereunder for a period of at least 16 consecutive weeks following the date of such physician’s written opinion, then, unless Consultant resumes the performance of his duties hereunder, Consultant’s employment shall terminate effective 16 weeks following the date of such physician’s written opinion. Notwithstanding the foregoing, Consultant will retain the right, without obligation, to resume the performance of his duties hereunder at any time before such termination, in which case his employment hereunder will continue.

(b)       Upon termination of Consultant’s employment pursuant to this Section 7.2, the Company shall pay to Consultant, on the Termination Date, a lump sum payment of an amount equal to the Accrued Compensation plus the amount Consultant would have earned as Consulting Compensation during the remaining scheduled Term (determined without regard to the termination of this Agreement under this Section 7.2); provided, however, such amount will be reduced by the fixed and determinable amount of

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any payments to be made to Consultant during the remaining scheduled Term (determined without regard to the termination of the Agreement under this Section 7.2) under any long-term disability insurance policy maintained by the Company for the benefit of Consultant pursuant to Section 4.2(a). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (i) all options to purchase the Common Stock of the Company that have been granted to Consultant and that would have vested during the 24 months following the Termination Date will become immediately exercisable on the Termination Date and all other equity awards that have been awarded to Consultant, including restricted awards, that would have vested during the 24 months following the Termination Date will become fully vested on the Termination Date and no longer subject to restrictions on transfer (except for performance-based awards, which shall vest only upon satisfaction of the applicable performance goals) and, notwithstanding any other agreement to the contrary, will remain exercisable for the full term of each such option or award, and (ii) the Company will continue to provide to Consultant all other benefits referred to in Sections 4.2(a) and 4.2(b) hereof for the remaining scheduled Term (determined without regard to the termination of the Agreement under this Section 7.2) to the extent permitted by applicable laws and each governing contract, provided that medical benefits will continue solely pursuant to the Post-Retirement Medical Benefits Coverage Agreement between the Company and Consultant effective as of December 27, 2007 (the “Medical Benefits Coverage Agreement”).

7.3.	Termination by Consultant for Good Reason.

(a)       This Agreement and the employment of Consultant hereunder will terminate immediately for “Good Reason” upon written notice of termination delivered by Consultant to the Company within two years following the initial existence of one or more of the following conditions without Consultant’s consent:

(i)        The willful breach of any of the material obligations of the Company to Consultant under this Agreement, or

(ii)       The relocation of the office where Consultant is required to perform his duties to the Company to a location outside of Los Angeles County, California.

Provided, however, that Consultant must deliver written notice to the Company of the existence of the condition within 90 days of the condition’s initial existence, upon receipt of which notice the Company will have at least 30 days to remedy such condition, and if the Company does so remedy the condition then Consultant will not be entitled to terminate employment under this Section 7.3.

(b)       Upon termination of Consultant’s employment pursuant to this Section 7.3, the Company will pay to Consultant, on the Termination Date, a lump sum payment of an amount equal to the Accrued Compensation plus the amount Consultant would have earned as Consulting Compensation during the remaining scheduled Term (determined without regard to the termination of this Agreement under this Section 7.3).

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In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (i) all options to purchase Common Stock of the Company that have been granted to Consultant by the Company will become immediately exercisable on the Termination Date and all other equity awards that have been awarded to Consultant, including restricted awards, will become fully vested on the Termination Date and no longer subject to restrictions on transfer (except for performance-based awards, which shall vest only upon satisfaction of the applicable performance goals) and, notwithstanding any other agreement to the contrary, will remain exercisable for the full term of each such option or award; and (ii) the Company will continue to provide to Consultant all other benefits that would otherwise be payable to Consultant pursuant to Section 4.2(a) and the automobile expense reimbursements that would otherwise be payable to Consultant pursuant to Section 4.2(b) hereof for the remaining Term (determined without regard to the termination of the Agreement pursuant to this Section 7.3), to the extent permitted by applicable laws and each governing contract, provided that medical benefits will continue solely pursuant to the Medical Benefits Coverage Agreement.

7.4.	Termination by Consultant without Good Reason.

(a)       This Agreement will terminate immediately upon delivery to the Company of written notice of termination by Consultant without Good Reason.

(b)       Upon termination of this Agreement pursuant to this Section 7.4, the Company will pay to Consultant, on the Termination Date, a lump sum payment of the Accrued Compensation. The Company will have no further obligation to Consultant pursuant to this Agreement.

7.5.	Termination by the Company without Cause.

(a)       This Agreement and the employment of Consultant hereunder will terminate immediately upon delivery to Consultant of written notice of termination by the Company, which will be deemed “without Cause” unless termination is expressly stated to be pursuant to any of Section 7.1, 7.2 or 7.6.

(b)       Upon termination of this Consultant’s employment pursuant to this Section 7.5, the Company will pay to Consultant, on the Termination Date, a lump sum payment of an amount equal to the Accrued Compensation plus the amount Consultant would have earned as Consulting Compensation during the remaining scheduled Term (determined without regard to the termination of this Agreement under this Section 7.5). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (i) all options to purchase Common Stock of the Company that have been granted to Consultant by the Company will become immediately exercisable on the Termination Date and all other equity awards that have been awarded to Consultant, including restricted awards, will become fully vested on the Termination Date and no longer subject to restrictions on transfer (except for performance-based awards, which shall vest only upon satisfaction of the applicable performance goals) and, notwithstanding any other agreement to the contrary, will remain exercisable for the full

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term of each such option or award; and (ii) the Company will continue to provide to Consultant all other benefits that would otherwise be payable to Consultant pursuant to Section 4.2(a) and the automobile expense reimbursements that would otherwise be payable to Consultant pursuant to Section 4.2(b) hereof for the remaining Term (determined without regard to the termination of the Agreement pursuant to this Section 7.5), to the extent permitted by applicable laws and each governing contract, provided that medical benefits will continue solely pursuant to the Medical Benefits Coverage Agreement.

7.6.	Termination by the Company for Cause.

(a)       This Agreement and the employment of Consultant hereunder will terminate immediately upon written notice delivered by the Company to Consultant of termination for “Cause” by reason of Consultant’s conviction (including any plea of guilty) of (i) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise; or (ii) any crime of moral turpitude.

(b)       Upon termination of this Agreement pursuant to this Section 7.6, the Company will pay to Consultant, on the Termination Date, a lump sum payment of the Accrued Compensation. The Company will have no further obligation to Consultant pursuant to this Agreement.

7.7.      Termination Date. For purposes of this Agreement, “Termination Date” means that date on which Consultant’s employment is terminated pursuant to this Section 7.

8.	Change in Control.

8.1.      Relief of Consultant Obligations. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control (as defined in Section 8.4) of the Company (i) if the Change in Control occurs prior to the Effective Date, this Agreement will terminate and Consultant will not be obligated to provide any Services to the Company or its successor hereunder, and (ii) if the Change in Control occurs after the Effective Date, Consultant’s employment with the Company will terminate and all of Consultant’s duties and obligations as set forth in Sections 1 and 2 will cease.

8.2.      Severance Payments. Notwithstanding anything herein to the contrary, upon the occurrence during the Term of a Change in Control of the Company the Company, in lieu of any payment or benefit otherwise due under Section 7 hereof, will pay to Consultant in a lump sum on the fifth day following the occurrence of the Change in Control, which for purposes of this Agreement will be the Termination Date, an amount equal to the Accrued Compensation plus the amount Consultant would have earned as Consulting Compensation during the remaining scheduled Term (determined without regard to the termination of this Agreement under Section 8.1).

8.3.      Vesting of Equity Awards. Notwithstanding the provisions of any other agreement to the contrary, immediately prior to the occurrence of a Change in Control of the Company during the Term, all options to purchase Common Stock of the Company that have been granted to Consultant by the Company will become immediately exercisable and all

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restricted awards or other equity awards that have been awarded to Consultant will become fully vested and no longer subject to restrictions on transfer and, notwithstanding any other agreement to the contrary, will remain exercisable for the full term of each such option or award.

8.4.      Change in Control Definition. For purposes of this Section 8, a “Change in Control” of the Company will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of the Company into or with another “person” (as such term is used in Sections 3(a)(9), 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (c) any person becomes the beneficial owner of 25% or more of the Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

8.5.      Excess Parachute Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Consultant (including any payment or benefit received in connection with a Change in Control or the termination of the Consultant’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 8 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Tax Payment provided under Section 2.8 of the Amended Letter Agreement, dated April 25, 2008 between Consultant and Company (the “Letter Agreement”), as in effect on June 28, 2010, will be paid to Consultant concurrently with the severance payment referred to in Section Error! Reference source not found. above. Such Tax Payment will be determined and paid without regard to the fact that the Letter Agreement has expired at the time such Change in Control occurs.

(a)       For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Consultant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent accountants of nationally recognized standing (“Accounting Firm”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including

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by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)       If applicable, the Consultant and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 8.5. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 8.5 will be borne by the Company.

9.	Injunctive Relief.
Consultant hereby recognizes, acknowledges and agrees that in the event of any breach by Consultant of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Consultant therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Consultant of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Consultant hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 8.5 will be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Consultant at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Consultant of any of his covenants, agreements, duties or obligations hereunder.
10.	Miscellaneous.

10.1.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and cannot be changed or terminated except in writing signed by both Consultant and the Company.

10.2.    Limited Liabilities. All liabilities incurred by Consultant in his capacity as an employee hereunder will be incurred for the account of the Company, and Consultant will not

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be personally liable therefor. Consultant will not be liable to the Company, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates. The Company will, and hereby agrees to, indemnify, defend and hold Consultant harmless from and against any and all damages, loss or liability (including, without limitation, all costs of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Consultant.

10.3.    Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement must be in writing, and must be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	VCA Antech, Inc. 12401 West Olympic Boulevard Los Angeles, CA 90064-1022 Attention: Board of Directors Facsimile No.: (310) 571-6701
If to Consultant:	Neil Tauber c/o VCA Antech, Inc. 12401 West Olympic Boulevard Los Angeles, CA 90064-1022 Facsimile No.: (310) 571-6701

10.4.    Tax Withholding. The Company may deduct from any payments hereunder amounts sufficient to cover applicable federal, state and local tax withholdings and any other amounts that the Company is required to withhold by applicable law.

10.5.    Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

10.6.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered to be an original, and all such executed counterparts will together constitute one Agreement.

10.7.    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

10.8.    Successors and Assigns. This Agreement and all obligations and benefits of Consultant and the Company hereunder will bind and inure to the benefit of Consultant and the Company, their respective affiliates, and their respective successors and assigns.

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10.9.    Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement will be effective unless made in writing. Any written amendment or waiver will be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and will not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party.

10.10.  Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

10.11.  Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 4.4, 6, 7, 8, and 8.5 hereof will survive the expiration or termination of this Agreement.

Signature page follows

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IN WITNESS WHEREOF, each of the parties has signed this Amendment on the date opposite their signature below.

Date: June 30, 2010	VCA ANTECH, INC. By: /s/ Robert L. Antin Its: Chairman of the Board, President and Chief Executive Officer
Date: June 30, 2010	CONSULTANT /s/ Neil Tauber Neil Tauber

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